Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of October 5, 2015 (this “Agreement”), by and between Steven Shum (“Executive”) and Eastside Distilling, Inc., a Nevada corporation (the “Company”). Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them on Annex I hereto.

R E C I T A L S

WHEREAS, the Company desires to retain Executive as Chief Financial Officer of the Company, and Executive desires to serve as the Chief Financial Officer of the Company under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is agreed by the Company and Executive as follows:

A G R E E M E N T

SECTION 1. Employment; Duties. The Company hereby employs Executive, and Executive hereby accepts employment, as the Chief Financial Officer of the Company. Executive shall directly report to Chief Executive Officer of the Company and shall focus his business time, energy and skill to the business of the Company and the promotion of its interests, and the performance of his duties and responsibilities hereunder. Executive shall comply with the Company’s employment policies and procedures, if any, adopted from time to time by the Board. Executive hereby agrees to obtain any certifications from any governmental or other regulatory body that the Company deems reasonably necessary for the performance or his duties and responsibilities hereunder.

SECTION 2. Term. Executive’s employment under this Agreement shall be for a term (the “Term”) commencing on the date of this Agreement and ending on October 5, 2018 (or such earlier date, if any, on which Executive resigns or is terminated by the Company). So long as Executive has not materially breached the terms of this Agreement, beginning on October 5, 2018 and on each anniversary thereof (each, an “Extension Date”), the Term shall be automatically extended for an additional one-year period (the “Extended Term”), unless either Party provides the other Party hereto at least twenty (20) days’ prior written notice before the next Extension Date that the Term shall not be so extended.

SECTION 3. Compensation.

(a)     In consideration for Executive’s performance of Executive’s duties and responsibilities with the Company, the Company shall pay to Executive, a base salary of $195,000 per annum (the “Base Salary”). Executive will be paid in bi-weekly installments pursuant to the Company’s normal payroll policies.

(b)     Executive may also receive bonuses, from time to time, in the discretion of the Compensation Committee of the Board, depending upon Executive’s performance and achievement of specific goals, and upon the profitability of the Company, which bonuses may be payable in cash, options, and common stock, in the discretion of the Compensation Committee of the Board.

(c)     On or as soon as practicable after the date of this Agreement, the Company’s Board of Directors shall grant Employee options to purchase a total of 850,000 shares of the Company’s common stock (the “Options”), with an exercise price equal to 100 percent of the Fair Market Value (as defined in the Company’s 2015 Stock Incentive Plan (the “Plan”))) of the Company’s Common Stock on the date of grant. The Options shall be granted under the Plan and shall be subject to the terms and conditions of the Plan. In the event that any provision of this Agreement respecting the Options shall conflict with the terms of the Plan, however, the terms of this Agreement shall control. The Options shall have a 5-year term. The Options shall become vested and exercisable over a period of 2-years from the date of grant, with 25% vesting in the first year after grant and the remaining 75% vesting during the second year following grant; provided, however, that the Options will not begin vesting until 6-months after the date of grant.

(d)     Executive shall be authorized to incur, and shall be entitled to receive prompt reimbursement for, all reasonable expenses incurred by Executive in performing his duties and carrying out the responsibilities hereunder, including business meals, entertainment, and travel expenses, provided that Executive complies with all of the applicable policies, practices and procedures of the Company related to the submission of expense reports, receipts, or similar documentation of those expenses. The Company shall either pay directly, or reimburse Executive for such expenses in accordance with Company policies

(e)     During the Term, Executive shall be entitled to participate in the Buyer’s standard benefit plans (“Benefit Coverages”), if any of general applicability to other senior executives of the Company, and if none are applicable, the Executive shall be entitled to normal and customary Benefit Coverages applicable to the industry.

(f)     During the Term, Executive shall be entitled to up to ten (15) business days of paid vacation days per calendar year, in accordance with the Company’s vacation policies in effect from time to time.

(g)     The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and such other amounts as may be required by law with respect to the compensation payable to Executive pursuant to this Agreement.

(h)     The Company shall reimburse Executive for all appropriately documented, reasonable business expenses incurred by the Executive in the performance of his or her duties under this Agreement, in accordance with the Company’s policies in effect from time to time.

SECTION 4. Non-solicitation.

(a)     Executive acknowledges that the Company, its subsidiaries and its Affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee, client and customer relationships and goodwill to build an effective organization. Executive acknowledges that Executive is and shall become familiar with the confidential information of the Company, its subsidiaries and its Affiliates, including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company. Executive acknowledges that the opportunities of employment and compensation offered under this Agreement are adequate consideration for the covenants contained in this Section 4. Executive acknowledges that the Company and each of its subsidiaries and Affiliates and their respective successors, assigns and nominees, has a legitimate business interest and right in protecting its confidential information, business, strategies, employee, client and customer relationships and goodwill, and that each of the Company, its subsidiaries and Affiliates and their respective successors, assigns and nominees would be seriously damaged by the disclosure of confidential information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

2

(b)     For so long as Executive is employed by Company or any of its subsidiaries or Affiliates and for a period of three (3) years thereafter:

(i)     Executive shall not (x) directly or indirectly solicit, recruit or hire any Executives of the Company or any of its subsidiaries or Affiliates, or any independent contractors, consultants or advisors that are engaged by the Company or any of its subsidiaries or Affiliates, in each case who were employees, independent contractors, consultants or advisors of the Company or any of its subsidiaries or Affiliates at any time during the Term; (y) solicit or encourage any employees, independent contractors, consultants or advisors to leave the employment of or engagement with the Company or any of its subsidiaries or Affiliates; or (z) intentionally interfere with the relationship of the Company or any of its subsidiaries or Affiliates with any employees, independent contractors, consultants or advisors.

(c)     Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the confidential information, business strategies, intellectual property, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter and time period. Executive expressly acknowledges and agrees that the restraints imposed by this Agreement will not prevent him from earning a livelihood. Executive agrees to comply with each of the covenants contained in this Section 4 in accordance with their terms.

(d)     All agreements, covenants and provisions of this Section 4 constitute a series of separate covenants. If any provision hereof is determined to be unenforceable, the same shall be deemed deleted, but only with respect to the operation of this Section 4 in the particular jurisdiction in which such determination is made. The foregoing notwithstanding, if any provision hereof is determined to be unenforceable because of its scope in terms of territory or duration in time of business activities, but may be enforceable by reason of limitations thereon, such limitations may be imposed so that such provision, as limited, will be enforceable to the fullest extent permissible under the law applied consistent with public policy in the applicable jurisdiction. Executive hereby understands and agrees that any violation of this Section 4 may not be susceptible to an award for damages and, accordingly, that relief for any such violation by Executive may be the subject of an injunction issued by a court of competent jurisdiction. If any such action is brought by the Company to enforce, or seek damages for the violation of, the provisions of this Section 4, the unsuccessful party in such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party and such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment or award; and the determination by the judge in such action shall be conclusive on the matter of which party is successful for purposes hereof.

3

(e)     Executive will not be deemed to have breached his obligations under this Section 4 if Executive owns, directly or indirectly, solely as an investment, securities of any Person if he (i) is not a controlling person of, or a member of a group which controls, such Person or (ii) does not, directly or indirectly, own more than ten percent (5%) of any class of securities of such Person.

SECTION 5. Confidentiality. Executive (a) recognizes that the business and financial records, customer and client lists, proprietary knowledge or data, intellectual property, trade secrets and confidential methods of operations of the Company, its subsidiaries and its Affiliates and their respective successors, assigns and nominees, as they may exist from time to time and which relate to the then conducted or planned business of the Company, its subsidiaries and its Affiliates or of entities with which the Company was or is expected to be affiliated during such periods, are valuable, special and unique assets of the Company, access to and knowledge of which are essential to Executive’s performance with the Company; and (b) shall not, during or after the Term, disclose any of such records, lists, knowledge, data, property, secrets, methods or information to any Person for any reason or purpose whatsoever (except for disclosures (x) compelled by law; provided that Executive promptly notifies the Board of any request for such information before disclosing the same, if practical, and (y) made as necessary in connection with the performance of his duties with the Company) or make use of any such property for his own purposes or for the benefit of any Person except the Company. Executive acknowledges that a breach of this Section 5 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, Executive agrees that the provisions of this Section 5 may be enforced by specific performance or other injunctive relief.

SECTION 6. Inventions. Any and all inventions, processes, procedures, systems, discoveries, designs, configurations, technology, intellectual property, works of authorship (including, but not limited to, computer programs), trade secrets and improvements (whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company’s or any of its subsidiaries’ or Affiliates’ data or facilities) and all portions thereof (collectively, the “Inventions”) which Executive makes, conceives, reduces to practice, or otherwise acquires during his employment with the Company (either solely or jointly with others), and which are related to the then present or planned business, services or products of the Company or any of its subsidiaries or Affiliates, shall be the sole property of the Company and shall at all times and for all purposes be regarded as acquired and held by Executive in a fiduciary capacity for the sole benefit of the Company. All Inventions that consist of works of authorship capable of protection under copyright laws shall be prepared by Executive as works made for hire, with the understanding that the Company shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws. Executive hereby assigns to the Company, without further compensation, all such Inventions and any and all patents, copyrights, trademarks, trade names or applications therefore, in the United States and elsewhere, relating thereto. Executive shall promptly disclose to the Company all such Inventions and shall assist the Company in obtaining and enforcing for its own benefit patent, copyright and trademark registrations on such Inventions in all countries. Upon request, Executive shall execute all applications, assignments, instruments and papers and perform all acts, such as the giving of testimony in interference proceedings and infringement suits or other litigation, necessary or desired by the Company to enable the Company, its subsidiaries and Affiliates and their respective successors, assigns and nominees to secure and enjoy the full benefits and advantages of such Inventions.

4

SECTION 7. Termination or Resignation.

(a)     Executive’s employment with the Company (including, without limitation, Executive’s rights under this Agreement) may only be terminated by the Company during the term for Cause (as defined in Annex I), without Cause or as set forth under Section 7(d) below.

(b)     In the event the Executive is terminated without Cause, the Executive shall be entitled to receive (i) any amounts earned, accrued or owing but not yet through the date of such termination; and (ii)     a lump sum severance payment in an aggregate amount equal to six-months of the Executive’s then-current Base Salary .

(c)     If (i) Executive resigns at any time for any reason or is terminated by the Company for Cause or (ii) the Parties have failed to extend the Term of this Agreement, the Company shall have liability and obligation under this Agreement for all amounts due and payable to the Executive through the date of such termination or resignation.

(d)     The Company may terminate the Agreement if the Executive is unable to substantially perform his duties and responsibilities hereunder to the full extent required by the Company by reason of illness, injury or incapacity for more than six (6) months in the aggregate during any period of twelve (12) calendar months. In the event of such termination, the Company shall pay the Executive all amounts due and payable to Executive through the date of such termination. The Executive agrees, in the event of a dispute under this Section 7(d), to submit to a physical examination by a licensed physician selected by the Company and reasonably acceptable to the Executive. The Company agrees that the Executive shall have the right to have his personal physician present at any examination conducted by the physician selected by the Company.

(e)     The Term shall terminate in the event of the Executive’s death. In such event, the Company shall pay to the Executive’s executors, legal representatives or administrators, as applicable, all amounts due and payable to the Executive through the date of such termination. The Company shall have no further liability or obligation under this Agreement to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him except as otherwise specifically provided in this Agreement.

SECTION 8. Conflicts of Interest. Executive hereby represents that he is free to enter into this Agreement, and that his employment by the Company does not violate the terms of any agreement between him and any third party. Further, in rendering his duties to the Company, Executive shall not utilize any Invention, discovery, development, improvement, innovation or trade secret in which he or the Company does not have a proprietary interest.

5

SECTION 9. Return of Documents and Equipment. Upon termination of Executive’s employment with the Company for any reason, Executive shall forthwith deliver to the Company and return, and shall not retain, any originals and copies of any books, intellectual property, papers, customer or client contracts, documents and data or other writings, tapes or records of the Company, regardless of form, format or media, maintained by Executive or in Executive’s possession (all of the same are hereby agreed to be the property of the Company).

SECTION 10. Miscellaneous.

(a)     Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of (i) rendering the provision in question inoperative or unenforceable in any other case or circumstance, or (ii) rendering any other provision or provisions in this Agreement invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

(b)     Notices. Any notices and other communications made or required in connection with this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed facsimile, if sent during normal business hours of the recipient, and if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All notices shall be addressed as follows or at such address as such Party may designate by ten (10) days advance written notice to the other Parties hereto:

(A)	if to Executive:
Steven Shum c/o Eastside Distilling, Inc. 1805 SE Martin Luther King Jr. Blvd Portland, Oregon 97214

(B)	if to the Company:

c/o Eastside Distilling, Inc. 1805 SE Martin Luther King Jr. Blvd Portland, Oregon 97214

(c)     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter addressed herein and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to Executive’s employment with the Company.

6

(d)     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

(e)     Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Oregon without giving effect to the conflict of laws rules thereof.

(f)     Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association in the State of Oregon in accordance with the Commercial Arbitration Rules and judgment o the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof..

(g)     Benefit and Assignability. The rights, benefits, duties and obligations under this Agreement shall inure to the benefit of, and be binding upon, (x) the Company and its successors, and (y) Executive and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Executive’s obligations under this Agreement may not be transferred or assigned by Executive. This Agreement may be assigned by the Company in its sole discretion. The provisions of Sections 4, 5, 8, 9, 10(a), 10(f), 10(g), 10(i) and 10(j) shall continue in full force and effect notwithstanding the termination of Executive’s employment with the Company.

(h)     Amendments; Waiver. No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party.

(i)     Specific Performance. The Parties acknowledge that their obligations under this Agreement are unique and that damages may be an inadequate remedy for any failure to perform such obligations as a result of any breach of this Agreement by any Party and, therefore, any Party to whom performance is owed under any provision of this Agreement shall be entitled to an injunction to be issued, or specific enforcement be ordered, by any court of competent jurisdiction to require any other Party to perform its obligations under this Agreement and prevent any other Party from breaching, or continuing to breach, any provision of this Agreement. In the event that any dispute regarding this Agreement is resolved by a court, the prevailing Party shall be entitled to recover from the non-prevailing Party the fees, costs and expenses (including, but not limited to, the reasonable fees and expenses of counsel) incurred by the prevailing Party in connection with such dispute.

(j)     Limitation of Liability. Notwithstanding anything contained herein to the contrary, no officer, director or member of the Company shall have any personal liability to fund any payments that are required to be made to Executive pursuant to this Agreement.

7

(k)     Section Headings. The headings herein are inserted as a matter of convenience only and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

[Remainder of page intentionally left blank]

8

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ Steven Shum

Steven Shum

COMPANY:

EASTSIDE DISTILLING, INC.

/s/ Steven Earles
By:
Name: Steven Earles
Title: CEO

[Signature Page to Employment Agreement]

ANNEX I
DEFINITIONS

For all purposes of this Agreement, unless the context clearly indicates a contrary intent:

“Affiliate” means any Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Cause” means any of the following: (i) any willful or grossly negligent and continued failure by Executive to perform his duties under this Agreement in any material respect that is not promptly (but in no event later than ten (10) business days after written notice thereof is received by Executive or such longer period of time not to exceed thirty (30) days if the nature of such failure makes it impractical to cure within ten (10) business days) cured by resuming the performance of such duties; provided, however, that for the purposes of determining whether conduct constitutes willful or grossly negligent conduct, no act on Executive’s part shall be considered “willful” unless it is done by the Executive in bad faith or without reasonable belief that such action was in the best interests of the Company; (ii) Executive embezzles or converts to his own use any funds of the Company or any business opportunity of the Company; (iii) Executive destroys or converts to his own use any property of the Company, without the Company’s consent; (iv) Executive is convicted of or enters a guilty plea or plea of no contest with respect to a felony; (v) Executive commits an act of moral turpitude which could reasonably be expected to injure or pose a threat of injury or material economic harm to the Company or any of its Affiliates; or (vi) Executive is habitually intoxicated or is addicted to a controlled substance and such controlled substance is illegal or materially interferes with the performance of his duties; provided, however, that Executive shall be permitted to seek medical treatment for a reasonable period of time prior to any termination pursuant to this clause (vi).

“Parties” means Executive and the Company.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

“Territory” means the World

Capitalized terms in this Agreement, defined in this Annex I and elsewhere parenthetically, have the meanings ascribed to them and include the plural as well as the singular.